Exhibit 2.1

EXECUTION COPY
AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of December 21, 2020, by and among Great Elm Capital Group, Inc., a Delaware corporation (the “Company”), Great Elm Group, Inc., a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and Forest Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.
RECITALS
WHEREAS, as of the Effective Time, the Company will have the authority to issue 355,000,000 shares, consisting of: (a) 350,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which 26,429,839 shares will be issued and outstanding and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares will be issued and outstanding;
WHEREAS, as of the Effective Time (as defined below), Holdco will have the authority to issue 355,000,000 shares, consisting of: (a) 350,000,000 shares of common stock, par value $0.001 per share (the “Holdco Common Stock”) and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Holdco Preferred Stock”);
WHEREAS, as of the date hereof, Merger Sub has the authority to issue 100 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 100 shares are issued and outstanding on the date hereof and owned by Holdco;
WHEREAS, at the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdco Common Stock and Holdco Preferred Stock will be the same as those of the Company Common Stock and Company Preferred Stock, respectively;
WHEREAS, as of the Effective Time, the Company will have $30,520,844 in 5% Convertible Senior PIK Notes due 3030 (the “Company Notes”) outstanding which will be convertible into Company Common Stock;
WHEREAS, at the Effective Time, the Company Notes will automatically be exchanged for notes of Holdco (the “Holdco Notes”), the form of which Holdco Notes will be substantially similar to the Company Notes, except that (a) they will be issued by Holdco, (b) all references to the issuer in such new notes will mean Holdco and (c) the notes will be convertible into Holdco Common Stock;
WHEREAS, the Certificate of Incorporation of Holdco (the “Holdco Charter”) and the Bylaws of Holdco (the “Holdco Bylaws”), which will be in effect immediately following the Effective Time, contain provisions identical to that certain Amended and Restated Certificate of Incorporation of the Company, dated November 12, 2013, as amended by that certain (a) Certificate of Amendment, dated January 5, 2016, (b) Certificate of Amendment, dated January 8, 2016, (c) Certificate of Amendment, dated June 15, 2016 and (d) Certificate of Amendment, dated October 17, 2017 ( as so amended, the “Company Charter”) and the Amended and Restated Bylaws of the Company, dated November 12, 2013 (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”));

WHEREAS, Holdco and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto;
WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 251(g) of the DGCL, under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company, and with each share of Company Common Stock being converted in the Merger into a share of Holdco Common Stock;
WHEREAS, at the Effective Time, the Company and Holdco will enter or have entered into a Compensation Plan Agreement, pursuant to which, among other things, the Company will, at the Effective Time, transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below) and all of the Company’s rights and obligations thereunder;
WHEREAS, the boards of directors of Holdco and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;
WHEREAS, the board of directors of Merger Sub has (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (b) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole stockholder, and (c) resolved to recommend to its sole stockholder that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger; and
WHEREAS, the parties intend, for United States federal income tax purposes, (a) for the Merger to qualify as an exchange described in Section 351 of the Internal Revenue Code, and (b) for the Company’s affiliated group to not terminate in accordance with Rev. Rul. 82-152 and for HoldCo to become the new common parent of such affiliated group.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

Section 1.          The Merger.  In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the DGCL.
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Section 2.          Effective Time.  The Company shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effect the Merger as of 12:01 am, Eastern Time, on December 29, 2020 or at such other date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).
Section 3.       Certificate of Incorporation.  At the Effective Time, the Company Charter shall be amended in the Merger in the form of Exhibit A attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.
Section 4.          Bylaws.  From and after the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.
Section 5.          Directors.  The directors of the Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.
Section 6.          Officers.  The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.
Section 7.          Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
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Section 8.          Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:
(a)          Conversion of Company Common Stock.  Each share of Company Common Stock, together with attached right to purchase Company Preferred Stock, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share, together with attached right to purchase Holdco Preferred Stock, of Holdco Common Stock.
(b)          Conversion of Company Stock Held as Treasury Stock.  Each share of Company Common Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock, to be held immediately after completion of the Merger in the treasury of Holdco.
(c)          Conversion of Capital Stock of Merger Sub.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation such that immediately following the Merger the Surviving Corporation shall have 100 shares of common stock issued and outstanding.
(d)          Rights of Certificate Holders.  Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, except, in all cases, as set forth in Section 9 herein.  In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock.
Section 9.          Certificates.  At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock and attached rights to purchase Company Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Common Stock and attached rights to purchase Holdco Preferred Stock, into which the shares of Company Common Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent.  At and after the Effective Time, the shares of capital stock of Holdco shall be uncertificated; provided, that, any shares of capital stock of Holdco that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to Holdco at its registered office in the State of Delaware, its principal place of business, or an officer or agent of Holdco having custody of books and records of Holdco, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of capital stock of Holdco, Holdco shall (i) issue to such holder the applicable uncertificated shares of capital stock of Holdco by registering such shares in Holdco’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Sections 151(f) and 202 of the DGCL.  If any certificate that prior to the Effective Time represented shares of Company Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Holdco, in form and substance reasonably satisfactory to Holdco, against any claim that may be made against it with respect to such certificate, Holdco shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of Holdco Common Stock in accordance with the procedures set forth in the preceding sentence.
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Section 10.         Assumption of Equity Plans and Awards.
(a)          At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement entered into between Holdco and the Company at the Effective Time (the “Compensation Plan Agreement”), the Company will transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below), along with all of the Company’s rights and obligations under the Equity Plans.
(b)          At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement, the Company will transfer to Holdco, and Holdco will assume, its rights and obligations under each stock option to purchase a share of Company capital stock (each, a “Stock Option”) and each right to acquire or vest in a share of Company capital stock (each, a “Stock Award” and together with the Stock Options, the “Awards”) issued under the Equity Plans that is outstanding and unexercised, unvested and not yet paid or payable immediately prior to the Effective Time, which Awards shall be converted into a stock option to purchase or a right to acquire or vest in, respectively, a share of Holdco capital stock of the same class and with the same rights and privileges relative to Holdco that such share underlying such Stock Option or Stock Award had relative to the Company immediately prior to the Effective Time on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time, including, for Stock Options, at an exercise price per share equal to the exercise price per share for the applicable share of Company capital stock.  For purposes of this Agreement, “Equity Plans” shall mean, collectively, the Second Amended and Restated 2006 Stock Incentive Plan, the Second Amended and Restated 1999 Directors’ Equity Compensation Plan, the Amended and Restated 2016 Long-Term Incentive Compensation Plan and the 2016 Employee Stock Purchase Plan and any and all subplans, appendices or addendums thereto, and any and all agreements evidencing Awards.  Prior to the Effective Time, the Company and Holdco shall take any and all actions as are necessary to transfer to Holdco, and have Holdco assume, as of the Effective Time, the obligations or rights of the Company under any employee plan of the Company that requires express assumption by a successor entity under its terms.
Section 11.       Holdco Shares.  Prior to the Effective Time, the Company and Holdco shall take any and all actions as are necessary to ensure that each share of capital stock of Holdco that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.
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Section 12.         No Appraisal Rights.  In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.
Section 13.        Termination.  This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company.  In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.
Section 14.        Amendments.  At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.
Section 15.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
Section 16.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section 17.        Entire Agreement.  This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 18.        Severability.  The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
GREAT ELM CAPITAL GROUP, INC.
By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	President

GREAT ELM GROUP, INC.
By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	President

FOREST MERGER SUB, INC.
By:	/s/ Adam Kleinman
Name:	Adam Kleinman
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Surviving Corporation Charter
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FOREST INVESTMENTS, INC.
The undersigned, Adam Kleinman, hereby certifies that:

ONE: He is the duly elected and acting President & Chief Operating Officer of Forest Investments, Inc., a Delaware corporation.

TWO: The original name of this corporation was Libris, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is December 16, 1994.

THREE: The original Certificate of Incorporation of this corporation was amended and restated and adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) as of November 12, 2013.

FOUR: This Second Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation, as amended, was duly adopted in connection with a holding company reorganization pursuant to Section 251(g) of the DGCL and adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

FIVE: The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:
ARTICLE I
The name of this corporation is Forest Investments, Inc. (“Corporation”).
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is:
The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801
County of New Castle
The name of the Corporation’s registered agent at said address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
(A) Classes of Stock.  The Corporation is authorized to issue two classes of Stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 355,000,000 shares, each with a par value of $0.001 per share, 350,000,000 of such shares shall be Common Stock, and 5,000,000 of such shares shall be Preferred Stock.
(B) The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
(C) No fractional shares of Common Stock of the Corporation shall be issued.  No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation.  The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.
ARTICLE V
The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof or by one or more resolutions duly adopted by the Board of Directors.
ARTICLE VI

(A) The directors shall be elected for a term expiring at the next Annual Meeting.
Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the unexpired term of his or her predecessor in office, if applicable, and until such director’s successor shall have been elected and qualified, or until his or her earlier death, resignation or removal.  No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

(B) There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.
(C) Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of the Voting Stock.

ARTICLE VII
No action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of the Corporation’s bylaws.
ARTICLE VIII
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Second Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Great Elm Group, Inc. (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Second Amended and Restated Certificate of Incorporation.
ARTICLE IX
The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE X
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XI
The Corporation shall have perpetual existence.

ARTICLE XII
(A) To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then, a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended.
(B) Any repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.
ARTICLE XIII
(A) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.
(B) Any repeal or modification of any of the foregoing provisions of this Article XIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.
ARTICLE XIV
PART I — DEFINITIONS
As used in this Article XIV, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
(A) “4.99-percent Transaction” means any Transfer described in clause (a) or (b) of Part II of this Article XIV.
(B) “4.99-percent Stockholder” a Person who owns a Percentage Stock Ownership equal to or exceeding 4.99% of the Corporation’s then-outstanding Stock, whether directly or indirectly, and including Stock such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the applicable Treasury Regulations thereunder.
(C) “Agent” has the meaning set forth in Part V of this Article XIV.
(D) “Board of Directors” or “Board” means the board of directors of the Corporation.

(E) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
(F) “Corporation Security” or “Corporation Securities” means (1) any Stock, (2) shares of Preferred Stock issued by the Corporation (other than Preferred Stock described in Section 1504(a)(4) of the Code), and (3) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation.
(G) “Effective Date” means January 5, 2016.
(H) “Excess Securities” has the meaning given such term in Part IV of this Article XIV.
(I) “Expiration Date” means the earliest of (1) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article XIV is no longer necessary or desirable for the preservation of Tax Benefits, (2) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward and (3) such date as the Board of Directors shall fix in accordance with Part XII of this Article XIV.
(J) “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.
(K) “Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.
(L) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.
(M) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XIV.
(N) “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).
(O) “Purported Transferee” has the meaning set forth in Part IV of this Article XIV.
(P) “Securities” and “Security” each has the meaning set forth in Part VII of this Article XIV.
(Q) “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
(R) “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(S) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.
(T) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person.  A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-4(d).  For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.
(U) “Transferee” means any Person to whom Corporation Securities are Transferred.
(V) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

PART II — TRANSFER AND OWNERSHIP RESTRICTIONS

In order to preserve the Tax Benefits, from and after the Effective Date of this Article XIV any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 4.99-percent Stockholder or (b) the Percentage Stock Ownership in the Corporation of any 4.99-percent Stockholder would be increased.

PART III — EXCEPTIONS

(A) Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted.
(B) The restrictions set forth in Part II of this Article XIV shall not apply to an attempted Transfer that is a 4.99-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof.  As a condition to granting its approval pursuant to this Part III of Article XIV, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation.  The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer.  Approvals of the Board of Directors hereunder may be given prospectively or retroactively.  The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article XIV through duly authorized officers or agents of the Corporation.  Nothing in this Part III of this Article XIV shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

PART IV — EXCESS SECURITIES

(A) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Part V of this Article XIV or until an approval is obtained under Part III of this Article XIV.  After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.  For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Parts IV or V of this Article XIV shall also be a Prohibited Transfer.
(B) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities.  The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article XIV, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this Article XIV as a condition to registering any transfer.
PART V — TRANSFER TO AGENT

If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”).  The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities.  If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Part VI of this Article XIV if the Agent rather than the Purported Transferee had resold the Excess Securities.

PART VI — APPLICATION OF PROCEEDS AND PROHIBITED DISTRIBUTIONS

The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:  (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors.  The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities.  The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Part VI of Article XIV.  In no event shall the proceeds of any sale of Excess Securities pursuant to this Part VI of Article XIV inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.
PART VII — MODIFICATION OF REMEDIES FOR CERTAIN INDIRECT TRANSFERS

In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 4.99-percent Stockholder to violate a restriction on Transfers provided for in this Article XIV, the application of Parts V and VI of this Article XIV shall be modified as described in this Part VII of this Article XIV.  In such case, no such 4.99-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.99-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.99-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.99-percent Stockholder, following such disposition, not to be in violation of this Article XIV.  Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Parts V and VI of this Article XIV, except that the maximum aggregate amount payable either to such 4.99-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer.  All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.99-percent Stockholder or such other Person.  The purpose of this Part VII of Article XIV is to extend the restrictions in Part II and V of this Article XIV to situations in which there is a 4.99-percent Transaction without a direct Transfer of Securities, and this Part VII of Article XIV, along with the other provisions of this Article XIV, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

PART VIII — LEGAL PROCEEDINGS; PROMPT ENFORCEMENT
If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Part V of this Article XIV (whether or not made within the time specified in Part V of this Article XIV), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.  Nothing in this Part VIII of Article XIV shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article XIV being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Part V of this Article XIV to constitute a waiver or loss of any right of the Corporation under this Article XIV.  The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article XIV.

PART IX — LIABILITY
To the fullest extent permitted by law, any stockholder subject to the provisions of this Article XIV who knowingly violates the provisions of this Article XIV and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.
PART X — OBLIGATION TO PROVIDE INFORMATION
As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article XIV or the status of the Tax Benefits of the Corporation.

PART XI — LEGENDS
The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article XIV bear the following legend:
“THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 4.99 PERCENT STOCKHOLDER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION).  IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT.  IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE DGCL (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE 4.99 PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS.  THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Part III of this Article XIV also bear a conspicuous legend referencing the applicable restrictions.
PART XII — AUTHORITY OF BOARD OF DIRECTORS
(A) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article XIV, including, without limitation, (i) the identification of 4.99-percent Stockholders, (ii) whether a Transfer is a 4.99-percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 4.99-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Part VI of this Article XIV, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article XIV.  In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article XIV for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article XIV.

(B) Nothing contained in this Article XIV shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.  Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article XIV, (iii) modify the definitions of any terms set forth in this Article XIV or (iv) modify the terms of this Article XIV as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits.  Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.
(C) In the case of an ambiguity in the application of any of the provisions of this Article XIV, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.  In the event this Article XIV requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XIV.  All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article XIV.  The Board of Directors may delegate all or any portion of its duties and powers under this Article XIV to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article XIV through duly authorized officers or agents of the Corporation.  Nothing in this Article XIV shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

PART XIII — RELIANCE
To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XIV.  The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.  For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

PART XIV — BENEFITS OF THIS ARTICLE XIV
Nothing in this Article XIV shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article XIV.  This Article XIV shall be for the sole and exclusive benefit of the Corporation and the Agent.

PART XV — SEVERABILITY
The purpose of this Article XIV is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article XIV or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XIV.
PART XVI — WAIVER
With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article XIV, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on the ____ day of December 2020.

Adam Kleinman
President & Chief Operating Officer